UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Career Education Corporation
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[The following press release was issued by Career Education Corporation on February 10, 2006.]

CAREER EDUCATION CORPORATION ADDRESSES DISSIDENT’S PLANS TO LAUNCH A PROXY CONTEST

COMPANY REMAINS CONFIDENT OF ITS GOVERNANCE POLICIES AND STRATEGIES
TO CREATE SHAREHOLDER VALUE

HOFFMAN ESTATES, IL, February 10, 2006 – Career Education Corporation (NASDAQ:CECO) today commented on dissident Steve Bostic’s announced plans to launch a proxy contest to elect three directors at the company’s 2006 annual meeting of shareholders.

“Our management and independent board of directors have taken significant actions over the past year to strengthen corporate governance, regulatory compliance and improve operating performance,” said John Larson, Chairman and CEO of Career Education Corporation. “We were therefore disappointed by today’s announcement by Mr. Bostic, especially in the wake of Mr. Bostic’s recent supportive comments about our latest round of governance enhancements.”

In a public statement just last week, Mr. Bostic expressed his support for Career Education Corporation’s recent corporate governance decisions by stating: “We finally got everything we wanted.”

Larson continued, “Our company has made every attempt to be responsive to all of our shareholders, including Mr. Bostic. We have met with Mr. Bostic several times during the past year and immediately offered to do so again upon receipt of his latest letter. We regret that — for his own reasons — he has for the second year in a row deliberately chosen to embark on an expensive, time-consuming and counterproductive proxy fight rather than accept our offer to meet and further discuss his issues.”

“We have been and fully intend to continue addressing the issues Mr. Bostic has raised,” said Larson. “We will continue to focus on creating value for shareholders by delivering high quality education to our students while adhering to the industry’s highest standards of integrity and business practices.”

Larson noted that the company has made significant enhancements to its corporate compliance practices, and has also strengthened its internal controls in both the finance and regulatory compliance areas with steps such as the following:

•                  Requiring direct oversight of Compliance by the Audit Committee of the Board.

•                  Forming a Compliance Steering Committee and hiring an experienced and well-qualified project manager to assess the effectiveness of all of its compliance practices and to direct corrective actions where warranted.

•                  Mandating that all employees attend ethics training and requiring that they continue to adhere to the highest levels of ethical behavior as set forth in the company’s Code of Ethics.

With regard to American InterContinental University, the company said that the University has been working closely with the Commission on Colleges of the Southern Association of Colleges and Schools to implement a comprehensive action plan to address the Commission’s concerns and to ensure that their recommendations are followed stringently.

“While much remains to be done to address the challenges the company and the entire for-profit education sector face, we are confident that our strategies are the right ones,” said Larson. “We have been pleased that others, including independent analysts, are now citing Career Education Corporation as being at ’the forefront of best governance practices, and certainly within the higher education group.’”

Larson said the company intends to address many of the questions Mr. Bostic raises, and will discuss its plans for creating value for all of its stakeholders on its February 15th earnings conference call with investors. He added, “We have communicated to Mr. Bostic our willingness to meet with him individually following that call and hope he will reconsider the actions he announced today.”

About Career Education Corporation

Career Education Corporation (www.careered.com), through its colleges, schools and universities, offers quality higher education to more than 100,000 students both on-campus and online in a variety of career-oriented disciplines. CEC reports and discusses its operating results in two separate segments: the Colleges, Schools and Universities segment, which represents the results of the campuses providing education on-ground, and the Online Education Group, which represents the results of its campuses providing education online.

The Colleges, Schools and Universities segment includes more than 70,000 students attending one of 80-plus campuses owned by CEC. The on-ground campuses are located throughout the U.S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral degree, master’s degree, bachelor’s degree, associate degree, and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts.

The Online Education Group segment includes more than 30,000 students attending the web-based virtual campuses of either American InterContinental University Online or Colorado Technical University Online. The online campuses of these two universities collectively offer a variety of degrees in information technology, computer science, business, visual communication, health sciences, criminal justice, and education.

Important Information

Career Education Corporation plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2006 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2006 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Career Education Corporation files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may also be obtained free from Career Education Corporation by directing a request to Career Education Corporation, ATTN: Investor Relations, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL 60195, or to Georgeson Shareholder Communications Inc. by toll-free telephone at 888 206-5970, or by mail at 17 State Street, 10th Floor, New York, NY 10004.

Certain Information Regarding Participants

Career Education Corporation, its directors and named executive officers may be deemed to be participants in the solicitation of Career Education Corporation’s security holders in connection with its 2006 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Career Education Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement, dated April 21, 2005, each of which is filed with the SEC. To the extent holdings of Career Education Corporation have changed since the amounts printed in the proxy statement, dated April 21, 2005, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; future financial and operational results; risks related to competition, general economic conditions, and other risk factors relating to our industry and business, and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the Securities and Exchange Commission.

Contact:
Career Education Corporation
Media Inquiries:	Pattie Overstreet Miller 847/851-7351
Lynne Baker 847/851-7006
Investor Inquiries:	Karen King 847/585-3899

Citigate Sard Verbinnen

Brad Wilks  312/895-4740 or cell 312/399-0839

Mark Goldman  312/895-4701 or cell (847) 682-1444

[The following memorandum was sent to Career Education Corporation’s (“CEC”) employees by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on February 10, 2006. See above for the press release referenced in the following memorandum.]

INTEROFFICE CORRESPONDENCE

Date:                                                                    February 10, 2006

To:                                                                               All Employees

From:                                                                Jack Larson

I wanted to address with you directly the press release issued today by our dissident shareholder, Steve Bostic—and to share with you our company’s reply. While none of us has looked for or asked for this kind of confrontation with Mr. Bostic, we also have no intention of backing away from it. We are very proud of the steps our Board has taken to strengthen our governance and our company’s commitment to listening to our shareholders and responding to their concerns. We also are very proud of our company—and proud of you.

Over the coming weeks and months you will likely be seeing more of this kind of open confrontation. It will be important that we not allow this to be a major distraction and that we continue to stay focused on serving our students and providing them with the high quality education that they need and deserve. I will continue to keep you updated and welcome your questions at any time.

Attached for your information are both Mr. Bostic’s release and our reply, which was issued this evening.

Regards,

Jack

Important Information

Career Education Corporation plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection

2895 GREENSPOINT PARKWAY  •  SUITE 600  •  HOFFMAN ESTATES, ILLINOIS  60195
TEL  (847) 781-3600  •  FAX  (847) 781-3610   www.careered.com

with its 2006 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2006 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Career Education Corporation files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may also be obtained free from Career Education Corporation by directing a request to Career Education Corporation, ATTN: Investor Relations, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL 60195, or to Georgeson Shareholder Communications Inc. by toll-free telephone at 888 206-5970, or by mail at 17 State Street, 10th Floor, New York, NY 10004.

Certain Information Regarding Participants

Career Education Corporation, its directors and named executive officers may be deemed to be participants in the solicitation of Career Education Corporation’s security holders in connection with its 2006 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Career Education Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement, dated April 21, 2005, each of which is filed with the SEC. To the extent holdings of Career Education Corporation have changed since the amounts printed in the proxy statement, dated April 21, 2005, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

February 10, 2006 02:45 PM US Eastern Timezone

Steve Bostic Announces Intent to Nominate Alternate Slate of Directors to Career Education Corporation Board

SEA ISLAND, Ga.–(BUSINESS WIRE)–Feb. 10, 2006–Steve Bostic, the beneficial owner of approximately 1% of the common stock of Career Education Corporation (NASDAQ: CECO), today announced that on February 8, 2006 he sent a letter to John M. Larson, Chairman, President and Chief Executive Officer of CEC.

In this letter provided below, Mr. Bostic expressed his disappointment with the CEC’s Board and management’s failure to expeditiously take the actions Mr. Bostic believes are necessary to restore the Company’s damaged reputation, enhance the quality of the educational standards and programs that are critical to CEC’s success, and to address and resolve in a timely way the regulatory and operational problems weighing on CEC. Mr. Bostic stated his belief that the Company’s corporate governance requires changes that represent real reform and give shareholders an effective voice. He added that the shareholder proposals and amendment to CEC’s By-laws announced by the Company on February 2, 2006 do not go far enough to implement the corporate governance reforms that shareholders called for at the 2005 annual meeting.

Mr. Bostic also asked a number of important questions about the Company’s plans for reforms to address the ongoing regulatory and operational problems at CEC, which he believes are adversely impacting its financial performance, and he requested a public response to those questions. On February 8, 2006, CEC sent a letter to Mr. Bostic’s counsel stating that CEC will not comment on the issues raised in the letter prior to CEC’s earnings call, scheduled for February 15, 2006.

Given the ongoing investigations by the Securities and Exchange Commission’s Division of Enforcement and the U.S. Justice Department, the review by the U.S. Department of Education, the probationary status of American InterContinental University and litigation that confronts CEC, Mr. Bostic believes that it is critical that CEC’s management immediately explain to CEC’s shareholders how it proposes to resolve the problems weighing on the company. In light of CEC’s letter, Mr. Bostic has retained the New York City law firm of Cadwalader, Wickersham & Taft LLP, and announced that he intends to nominate an alternate slate of three directors for election to CEC’s Board at its 2006 annual meeting of CEC’s shareholders. The slate will include Mr. Bostic and two additional nominees to be announced shortly.

In 1995, Mr. Bostic founded the holding company that owned and successfully operated the American InterContinental University, an institution of higher education consisting of seven accredited universities, and merged his holdings in American InterContinental University with CEC in 2001. Mr. Bostic is the principal investor in White Oaks Capital LLC, a company headquartered in Sea Island, Georgia that owns Live Oaks Development LLC, a real estate development company, First ArtWorks, which specializes in promoting and funding the arts in the K-8 school market, and IDAC, the Island Design and Architectural Center.

The text of the letter dated February 8, 2006, from Mr. Bostic to Mr. Larson follows:

Mr. John M. Larson

Chairman, President and Chief Executive Officer

Career Education Corporation

2895 Greenspoint Parkway

Suite 600

Hoffman Estates, Illinois 60195

Dear Jack:

I am writing to follow up on my letter of December 12, 2005, in which I strongly urged the Career Education Corporation (“CEC”) Board of Directors to do all that is necessary to exercise its fiduciary responsibility, restore the Company’s damaged reputation and gain back CEC’s lost market value - without further delay.

The marketplace has put you in the penalty box with respect to the performance of CEC’s stock. Consider the price to earnings ratio of CEC and its competitors per Bloomberg as of February 6, 2006:

CEC	APOL	ESI
14.5	21.3	26.8

CEC’s depressed P/E ratio signals the shareholders’ gross lack of confidence in CEC’s current Board and management. CEC stock continues to trade at a substantial discount to its peers in spite of the recent addition of two directors (who were selected and appointed without shareholder input or approval).

The effect of the CEC Board’s inability - or unwillingness - to resolve the serious issues facing the Company does not stop with its stock price. The Commission on Colleges (“COC”) of the Southern Association of Colleges and Schools (“SACS”) placed American InterContinental University (“AIU”) on Probation for 12 months on December 5, 2005. Probation applies to the entire institution including all programs, branch campuses, off-campus sites, and AIU’s highly valued distance learning program. As stated in COC’s Disclosure Statement on December 14, 2005, regarding the status of AIU, “Probation is COC’s most serious sanction, short of loss of membership, and is imposed on an institution for failure to correct deficiencies of significant non-compliance.” In spite of your press release of January 17, 2006, which appears to be an attempt to minimize the severity of the SACS probation, the fact is that AIU is at risk of losing its highly valued accreditation this December. If SACS were to withdraw AIU’s membership and accreditation, it would be tragic for thousands of our students and, in my view, could totally destroy shareholder value.

The Chronicle of Higher Education published an extensive article on January 13, 2006, highlighting the legal and regulatory issues at CEC and the deficiencies of its quality processes, as well as questionable recruiting and retention practices at AIU. The Chronicle’s research is consistent with the SACS probation status illustrating once again that CEC’s Board and management have failed to respond to the quality requirements mandated by government regulators and the accreditation requirements of higher education. There is no question that to save our company, urgent action must be taken to improve CEC’s quality imperatives, its academic programs and student retention. The failure to promptly and adequately address these issues, as well as the decision to whitewash shareholders’ mandates, has resulted in shareholders’ significant concerns about CEC’s management and the Board’s ability to lead the Company through these perilous times.

You owe the shareholders an explanation of the allegations being made by SACS and the plaintiffs in the numerous shareholder suits that plague our Company. How do you intend to address and resolve in a timely way the numerous problems weighing on our Company? I encourage you to provide me and the other CEC shareholders with honest answers to the following questions no later than February 13, 2006:

1. What changes do you plan to make in the oversight structure of CEC, and its constituent institutions, and in their operating practices, in order to correct past regulatory violations; assure regulatory compliance going forward; and instill and maintain an ethical corporate culture consistent with the Sarbanes-Oxley Act of 2002?

2. What changes have you made or do you plan to make specifically in the areas of marketing, admissions and financial aid with respect to: (i) operating policies and practices; (ii) personnel working in those areas; (iii) reporting relationships; (iv) regulatory audits or reviews; and (v) disciplinary actions?

3. What are the specific steps that AIU is taking in its “comprehensive action plan”, which was mentioned in CEC’s January 17, 2006 press release, to meet COC criteria in each of the core academic and operational areas that have been identified as being deficient?

4. What changes do you plan to make to CEC’s administration of its private loan programs to curb the loss of loan repayment revenue and to improve the accuracy of the reporting of loan status and bad debt expense?

5. What changes do you plan to make to the systems and practices that CEC uses to capture data and prepare reports to regulatory bodies and the public on key educational measures, in order to ensure accuracy in CEC’s reported enrollment, retention, graduation and placement statistics?

6. What changes do you plan to make in CEC’s academic and operational practices, including student services, to improve student retention and graduation rates?

7. What changes do you plan to make in CEC’s human resources management policies and practices to improve employee morale, provide faculty and employee training and development and to build loyalty and increase the retention of valuable employees?

I believe that new, independent directors, nominated and elected by the shareholders, can move quickly and decisively to act in the best interests of CEC’s students, faculty, staff and shareholders. Consequently, if I and other shareholders fail to receive satisfactory responses to the above questions, on or before February 13, 2006, I intend to propose three nominees for election to the Board at this year’s annual meeting whom I feel will be responsive to shareholders and provide much needed reform. I will provide you with the names of these nominees in due course in accordance with the requirements of the Company’s Bylaws. You need to hear - and start listening to - shareholders’ opinions.

At the May 20, 2005 annual meeting, CEC’s shareholders sent an unequivocal message to the Board by overwhelmingly supporting the three shareholder proposals on the agenda: to declassify the Board, to grant shareholders the right to call special meetings, and to eliminate the poison pill. Shareholders soundly rejected the Board’s director-nominees through an overwhelming “withhold” vote. In my view, this mandate for change was, above all, a strong statement of the shareholders’ profound unhappiness with the current level of effectiveness and accountability of the CEC Board and management. By now, the Board and management should have taken the steps necessary to implement these proposals in a meaningful way.

It was with great interest that I read CEC’s press release of February 2, 2006, in which CEC announced proposals allowing shareholders to call special meetings with a two-thirds affirmative vote; a phased-in declassification of the Board over the course of the next three years; and an amendment to the Bylaws requiring any director-nominee running in an uncontested election that does not receive a majority of affirmative votes from the shareholders at any election to tender his or her resignation. These proposals are illusory and do not go nearly far enough in implementing the true corporate governance reform that CEC sorely needs.

Instead of these half-measures, I believe that the Company’s corporate governance requires changes that represent real reform and gives shareholders an effective voice. What is truly required to give a meaningful voice to the shareholders, and what should be implemented by the Board as soon as possible, is to grant shareholders the right to call special meetings with a one-third affirmative vote (or less, consistent with other companies which have adopted similar proposals) as well as the immediate declassification of the entire Board together with the establishment of one-year terms for all directors. A majority of CEC shareholders and the three major independent proxy advisory firms supported our proposals as presented at last year’s annual meeting.

If you would like to discuss any matters related to the recovery at CEC, do not hesitate to contact me at (912) 634-3300. I look forward to receiving your response no later than February 13, 2006.

Very truly yours,
/s/ Steve Bostic
Steve Bostic

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. BOSTIC FROM THE STOCKHOLDERS OF CAREER EDUCATION CORPORATION FOR USE AT ITS ANNUAL MEETING (A) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CAREER EDUCATION CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. MR. BOSTIC WILL MAKE ADDITIONAL COPIES OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS AVAILABLE FOR FREE TO THE STOCKHOLDERS OF CAREER EDUCATION CORPORATION. PLEASE DIRECT YOUR REQUEST FOR PROXY STATEMENTS AND OTHER RELATED DOCUMENTS TO MR. STEVE BOSTIC, WACHOVIA PLAZA, P.O. BOX 31046, SEA ISLAND, GA 31561.

PARTICIPANT INFORMATION:

MR. BOSTIC HAS AN INTEREST IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2006 ANNUAL MEETING OF CAREER EDUCATION CORPORATION ARISING FROM HIS BENEFICIAL OWNERSHIP OF THE COMMON STOCK OF THE CAREER EDUCATION CORPORATION. MR. BOSTIC IS THE BENEFICIAL OWNER OF 1,081,340 SHARES OF CAREER EDUCATION CORPORATION’S COMMON STOCK.

Contacts

Media:
Kekst and Company
Kimberly Kriger, 212-521-4862
kimberly-kriger@kekst.com
or
Investor:
Steve Bostic, 912-634-3300
steve@whiteoaksllc.net